Exhibit 99.1

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FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES, INC. BOARD ELECTS
ANDREA SAIA AS DIRECTOR

ATLANTA, JUNE 13, 2012 – Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today announced the Company’s board of directors has elected Andrea Saia as director, effective immediately.
Ms. Saia, 54, currently serves as the global head of vision care in the Alcon division of Novartis AG. Prior to this role, she served as president and chief executive officer of Ciba Vision Corporation, a subsidiary of Novartis, from 2008 to 2011. During that time, she achieved a successful business turn around, rebuilding and strengthening the company’s operating and commercial functions. From 2005 to 2007, she served as president of the company’s Europe, Middle East, and Africa operations, the company’s largest regional business unit. She initially joined Ciba Vision in 2002 as Global Head of Marketing and was promoted to President of the Global Lens Business the following year. Ms. Saia has also held marketing and management positions with global consumer products companies such as Revlon and Procter & Gamble.
“Andrea is recognized as a leader in growing international businesses, and her global experience will be invaluable to our board of directors,” said John F. Brock, chairman and chief executive officer, Coca-Cola Enterprises. “We are pleased to welcome Andrea to our board and look forward to learning from her leadership and expertise in global consumer products companies.”
It is expected that Ms. Saia will serve on the Corporate Responsibility and Sustainability and Franchise Relationship Committees of CCE’s board of directors. She currently serves as a member of Ciba Vision Board of Directors, and is an Advisory Board Member for Optometry Giving

Sight and Miami University’s Farmer School of Business. She holds a Masters degree of Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science degree in Business Administration from Miami University.
Her appointment follows the departure of Donna A. James, who served on CCE’s board of directors since 2005 and chose to not stand for re-election to the board in April 2012.
"We thank Donna for her many contributions to Coca-Cola Enterprises,” Mr. Brock said. "It has been a privilege to work with her during such a transitional and monumental time for our company, and we have benefited immensely from her strategic leadership."
Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. For more information about our company, please visit our website at www.cokecce.com.

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